Exhibit 4.26

JOINDER AND SECOND AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This JOINDER AND SECOND Amendment to THIRD AMENDED AND RESTATED Loan and Security Agreement (this “Agreement”) is entered into as of November 30, 2018 by and among OLYMPIC STEEL, INC., an Ohio corporation (“Olympic Steel”), OLYMPIC STEEL LAFAYETTE, INC., an Ohio corporation (“Olympic Lafayette”), OLYMPIC STEEL MINNEAPOLIS, INC., a Minnesota corporation (“Olympic Minneapolis”), OLYMPIC STEEL IOWA, INC., an Iowa corporation (“Olympic Iowa”), OLY STEEL NC, INC., a Delaware corporation (“Oly NC”), IS Acquisition, Inc., an Ohio corporation (“IS Acquisition”), CHICAGO TUBE AND IRON COMPANY, a Delaware corporation (“Chicago Tube and Iron”), B METALS, INC., an Ohio corporation (“B Metals”) (Olympic Steel, Olympic Lafayette, Olympic Minneapolis, Olympic Iowa, Oly NC, IS Acquisition, Chicago Tube and Iron and B Metals, collectively, “Existing Borrowers”), and MCI, INC., an Ohio corporation (the “Joining Borrower” and together with the Existing Borrowers, the "Borrowers"), BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (together with its successors and assigns, “Agent”), and Lenders party hereto.

Recitals

A.     Existing Borrowers, Lenders and Agent are party to that certain Third Amended and Restated Loan and Security Agreement, dated as of December 8, 2017 (as such agreement may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have agreed to make certain loans and extend certain other financial accommodations to Borrowers as provided therein. Terms defined in the Loan Agreement, where used in this Agreement, shall have the same meanings in this Agreement as are prescribed by the Loan Agreement;

B.     Olympic Steel and Joining Borrower are contemplating acquiring (the “Acquisition”) substantially all the assets of McCullough Industries, Inc. (“Target”) on or before January 31, 2019, which assets shall be owned by the Joining Borrower, a wholly owned subsidiary of Olympic Steel;

C.     The Existing Borrowers have requested the Agent and the Lenders agree to increase the amount of Tranche A Revolver Commitments in an aggregate amount of $75,000,000 and to agree to certain other amendments related thereto;

D.    The Joining Borrower and the Existing Borrowers will derive substantial direct and indirect benefit from the Loans and Letters of Credit under the Loan Documents to be made or issued by Lenders and Issuing Bank to or for the benefit of the Existing Borrowers and/or the Joining Borrower and the other financial accommodations to the Borrowers and their respective Subsidiaries as may be made available by the Lenders; and

E.     The Joining Borrower is willing to become a Borrower under the Loan Documents as hereinafter provided in order to obtain such benefits;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or financial accommodations heretofore, now, or hereafter made to or for the benefit of the Obligors by Lenders, it hereby is agreed as follows:

ARTICLE 1

JOINDER AND AMENDMENTS TO LOAN AGREEMENT

Section 1.1     Joinder. The Joining Borrower agrees to, and does hereby, become a “Borrower” under the Loan Agreement and become bound by the Loan Agreement with the same force and effect as if it were an original party to the Loan Agreement. Each party hereto hereby acknowledges and agrees that each reference in the Loan Agreement to a “Borrower” shall also mean and be a reference to the Joining Borrower.

(a)     Joint and Several Liability. Without limiting the generality of the foregoing, subject to and in accordance with the Loan Agreement, the Joining Borrower hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations of each Borrower to the Lenders arising under the Loan Agreement and any other Loan Document (and, for the avoidance of doubt, each of the Existing Borrowers hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations of the Joining Borrower to the Lenders arising under the Loan Agreement and any other Loan Document).

(b)     Security Interests. Without limiting the generality of the foregoing, subject to and in accordance with Section 7 of the Loan Agreement, the Joining Borrower hereby assigns and pledges to Agent, its successors and assigns, for the ratable benefit of the Secured Parties and hereby grants to Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance in full of the Obligations, a security interest in all right, title and interest of the Joining Borrower in, to and under any and all of the Collateral now owned or at any time hereafter acquired by the Joining Borrower or in which the Joining Borrower now has or at any time in the future may acquire any right, title or interest.

(c)     Representations and Warranties. The Joining Borrower represents, warrants, acknowledges and affirms with respect to itself and its properties, that each of the representations and warranties contained in the Loan Agreement and the other Loan Documents as it relates to the Joining Borrower is true and correct in all material respects (except where any such representation or warranty is otherwise qualified by materiality, in which case such representation or warranty is true and correct in all respects) as of the date hereof, with the same effect as though such representation had been made on and as of the date hereof after giving effect to the joinder of the Joining Borrower as an additional Borrower and Obligor under the Loan Agreement and the other Loan Documents.

(d)      Loan Documents. The Joining Borrower joins and agrees to be obligated and bound by all the terms, provisions and covenants under each of the Loan Documents which are binding on each Existing Borrower, including, without limitation, that certain Pledge Agreement dated as of June 30, 2010 (together with all amendments thereto) by and among each of the pledgors signatory thereto and the Agent.

(e)      Acknowledgement. The Borrower Agent and each Existing Borrower hereby acknowledges and consents to the Loan Documents, as supplemented by this Agreement, and confirms and ratifies in all respects the Obligations of each Borrower under the Loan Documents to which it is a party, as so supplemented, which shall remain in full force and effect.

(f)         Borrower Agent. The Joining Borrower hereby appoints the Borrower Agent as representative and agent for all purposes under the Loan Documents as further specified in Section 4.4 of the Loan Agreement.

Section 1.2       Further Amendments. The Loan Agreement is hereby amended as follows (with the deletions of any stricken text in any existing provision indicated in the same manner as the following example: stricken text and with the insertions of any additional text in any existing provision indicated in the same manner as the following example: inserted text):

(a)         Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following defined terms:

Appraisal Trigger Event: Availability is less than $60,000,000 $71,000,000 for a period of three consecutive Business Days.

Borrowing Base Reporting Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than, $50,000,000 $59,000,000 for a period of three consecutive Business Days; and (b) continuing until the day no Default or Event of Default has existed for a period of 30 consecutive days and Availability has been $50,000,000 $59,000,000 or greater for a period of 30 consecutive days.

Financial Reporting Trigger Period: the period (a) commencing on the day that an Event of Default occurs or Availability is less than the greater of (i) $60,000,000 $71,000,000 and (ii) 10.0% of the Line Cap (a “Financial Reporting Trigger Event”) and (b) continuing until the day no Event of Default or Financial Reporting Trigger Event exists for a period of 30 consecutive days.

Exam Trigger Event: Availability is less than $60,000,000 $71,000,000 at any time;

(b)         Section 3.6.2 of the Loan Agreement is hereby amended as follows:

Notwithstanding the foregoing, if Agent determines (which determination shall be conclusive absent manifest error) that (a) the circumstances set forth in Section 3.6.1(b) above have arisen and such circumstances are unlikely to be temporary, (b) the circumstances set forth in Section 3.6.1(b) above have not arisen but the supervisor for the administrator of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans, or (c) syndicated loans currently being executed, or that include language similar to that contained in this section are being executed or amended (as applicable), to incorporate or adopt a new benchmark interest rate to replace LIBOR, then (i) the Agent and the Company shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (provided that such amendment shall provide that in no event shall such alternate rate be less than zero), (ii) notwithstanding anything to the contrary in Section 14.1, such amendment to this Agreement shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment, and (iii) until an alternate rate of interest shall be determined in accordance with this Section 3.6.2 (but, in the case of the circumstances described in the immediately preceding clause (b) above, only to the extent the London Interbank Offered Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), any request for a Borrowing of a LIBOR Loan, or conversion to or continuation of a LIBOR Loan, shall be deemed a request for a Base Rate Loan or conversion to a Base Rate Loan, as applicable.

(c)       Schedule 1.1 to the Loan Agreement is hereby replaced in its entirety with Schedule 1.1 attached hereto.

(d)       Effective upon the date of consummation of the Acquisition as a “Permitted Acquisition” under the Loan Agreement, each of the following schedules to the Loan Agreement shall be replaced in its entirety with the corresponding schedule delivered by the Borrowers to and approved by the Agent on such date:

Schedule 1.2	Amortization Schedule (M&E)
Schedule 8.5	Deposit Accounts (Joining Borrower only)
Schedule 8.6.1	Business Locations (Joining Borrower only)
Schedule 9.1.4	Names and Capital Structure (Joining Borrower only)
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses (Joining Borrower only)

ARTICLE 2

MISCELLANEOUS

Section 2.1     Conditions to Effectiveness. This Agreement shall become effective on the date upon satisfaction or waiver of the following conditions precedent, as determined by Agent in its sole discretion (the “Second Amendment Effective Date”):

(a)     this Agreement shall have been duly executed and delivered by Agent, each Borrower and each Lender;

(b)     with respect to the Joining Borrower, Agent shall have been authorized to make all filings or recordations necessary to perfect its Liens in the Collateral, and shall have received UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens;

(c)      Agent shall have received that certain Pledge Amendment, in form and substance satisfactory to Agent, dated as of the date hereof, executed by Olympic Steel in favor of Agent;

(d)    Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable officer of the Borrower Agent certifying that after giving effect to this Agreement, no Default or Event of Default exists and the representations and warranties set forth in the Loan Agreement are true and correct in all material respects;

(e)     Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that the copies thereto attached of the Borrower’s organization documents are true and complete, and in full force and effect, without amendment except as shown (or, with respect to Existing Borrowers, without attached copies of such organizational documents but certifying no change to such documents from the copies previously delivered); (ii) that a thereto attached copy of resolutions authorizing execution and delivery of this Agreement is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, revoked or contradicted by any other resolution; and (iii) to the title, name and signature of each Person authorized to sign this Agreement and other Loan Documents (or, with respect to Existing Borrowers, without such information but certifying no change to such title, name or signature of such Person has occurred since previously certified and delivered). Agent may conclusively rely on these certifications until it is otherwise notified by the Borrowers in writing;

(f)     Agent shall have received a written opinion of Jones Day, as counsel to the Borrowers, in form and substance reasonably satisfactory to Agent;

(g)     Agent shall have received copies of the charter documents of the Joining Borrower, certified by the Secretary of State or other appropriate official of the Joining Borrower’s jurisdiction of organization, Agent shall have received good standing certificates for Joining Borrower issued by the Secretary of State or other appropriate official of the Joining Borrower’s jurisdiction of organization and each jurisdiction where the Joining Borrower’s conduct of business or ownership of Property necessitates qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(h)     Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by the Joining Borrower, together with lender’s loss payee endorsements, all in compliance with the Loan Documents;

(i)     Upon request of any Lender made at least ten days prior to the Second Amendment Effective Date, Joining Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, or other requirements of Applicable Law or other requirements set forth in Section 14.16 of the Loan Agreement, in each case at least five days prior to the Second Amendment Effective Date;

(j)     Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders required to be paid pursuant to Section 2.4 hereof; and

(k)     All documentation and other legal matters incident to this Agreement shall be satisfactory to the Agent in its sole discretion.

Section 2.2     Representations, Warranties, and Covenants of Borrowers. Without limitation of the representations and warranties of the Joining Borrower in Section 1.1(d) above, each Borrower hereby represents and warrants that as of the Second Amendment Effective Date (a) no event has occurred and is continuing which constitutes a Default or an Event of Default, (b) the representations and warranties of such Borrower contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (c) the execution and delivery by such Borrower of this Agreement and the performance by such Borrower of the Loan Agreement, as amended by this Agreement, are within such Borrower’s corporate powers and have been duly authorized by all necessary action, (d) this Agreement and the Loan Agreement, as amended by this Agreement, are legal, valid, and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and (e) the execution and delivery by such Borrower of this Agreement and the performance by such Borrower of the Loan Agreement, as amended by this Agreement, do not require the consent of any Person (other than that which has been obtained) and do not contravene the terms of such Borrower’s Organic Documents, any Restrictive Agreement or any other indenture, agreement, or undertaking to which such Borrower is a party or by which such Borrower or any of its property is bound.

Section 2.3     Reference to and Effect on the Loan Agreement. Except as expressly provided herein, the Loan Agreement and all other Loan Documents shall remain unmodified and in full force and effect and are hereby ratified and confirmed. The execution, delivery, and effectiveness of this Agreement shall not operate as a waiver or forbearance of (a) any right, power, or remedy of Lenders under the Loan Agreement or any of the other Loan Documents or (b) any Default or Event of Default. This Agreement shall constitute a Loan Document.

Section 2.4     Fees, Costs, and Expenses.

(a)     Borrowers agree to pay to the Agent on the date hereof, for the account of each Lender that signs this Agreement (ratably on the basis of its allocated increase in its Tranche A Revolver Commitment), a fee in the amount of $75,000 (0.10% multiplied by the aggregate increase in the Tranche A Revolver Commitments pursuant to this Agreement).

(b)     Subject to and in accordance with Section 3.4 of the Loan Agreement, Borrowers agree to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, negotiation, execution and delivery, and closing of this Agreement and all related documentation, including the fees and out-of-pocket expenses of counsel for Agent with respect thereto.

Section 2.5     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto as separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same agreement. A telecopy, pdf or similar electronic file of any such executed counterpart shall be deemed valid and may be relied upon as an original.

Section 2.6     Effect; Ratification.

(a)     Except as specifically set forth above, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)     The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Loan Agreement or any other Loan Document, nor constitute amendment of any provision of the Loan Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.

(c)     Each Borrower acknowledges and agrees that the amendments set forth herein are effective solely for the purposes set forth herein and that the execution and delivery by Agent and Lenders of this Agreement shall not be deemed (i) except as expressly provided in this Agreement, to be a consent to any amendment, waiver or modification of any term or condition of the Loan Agreement or of any other Loan Document, (ii) to create a course of dealing or otherwise obligate Agent or Lenders to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (iii) to amend, prejudice, relinquish or impair any right of Agent or Lenders to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Agreement.

Section 2.7     Reaffirmation. Each Borrower hereby acknowledges and reaffirms all of its obligations and undertakings under each of the Loan Documents to which it is a party and acknowledges and agrees that subsequent to, and after taking account of the provisions of this Agreement, each such Loan Document is and shall remain in full force and effect in accordance with the terms thereof.

Section 2.8     No Oral Agreements. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 2.9     GOVERNING LAW. THIS AMENDMENT, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

Section 2.10     Post-Closing. Within forty-five (45) days following the date hereof, the Borrowers shall deliver to Agent duly executed Deposit Account Control Agreements for the Deposit Accounts of the Joining Borrower, in form and substance, and with financial institutions, satisfactory to Agent, in each case to the extent required under the Loan Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

JOINING BORROWER:

MCI, INC.

By:         /s/ Richard A. Manson

Name:    Richard A. Manson

Title:      Chief Financial Officer and Secretary

EXISTING BORROWERS:

OLYMPIC STEEL, INC.

OLYMPIC STEEL LAFAYETTE, INC.

OLYMPIC STEEL MINNEAPOLIS, INC.

OLYMPIC STEEL IOWA, INC.

OLY STEEL NC, INC.

IS ACQUISITION, INC.

CHICAGO TUBE AND IRON COMPANY

B METALS, INC.

By :      /s/ Richard A. Manson

Name:   Richard A. Manson

Title:     Vice President & Treasurer

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and Lender By: /s/ Thomas H. Herron Name: Thomas H. Herron Title: Senior Vice President

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

THE HUNTINGTON NATIONAL BANK, as Lender By: /s/ Roger F. Reeder Name: Roger F. Reeder Title: Vice President

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., as Lender By: /s/ Tracy Martinov Name: Tracy Martinov Title: Authorized Signatory

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender By: /s/ Paul Steiger Name: Paul Steiger Title: Vice President

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender By: /s/ Zeb Gilliam Name: Zeb Gilliam Title: Authorized Signatory

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

BMO HARRIS BANK N.A., as Lender By: /s/ Dan Duffey Name: Dan Duffey Title: Vice President

[Signature Page to Joinder and Second Amendment to

Third Amended and Restated Loan and Security Agreement]

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Tranche A Revolver Commitment
Bank of America, N.A.	$137,375,000.00
JPMorgan Chase Bank, N.A.	$106,112,500.00
Wells Fargo Bank, National Association	$71,250,000.00
KeyBank National Association	$67,250,000.00
The Huntington National Bank	$34,325,000.00
BMO Harris Bank N.A.	$28,687,500.00
Total	$445,000,000.00

Lender	Tranche B Revolver Commitment
Bank of America, N.A.	$17,000,000.00
JPMorgan Chase Bank, N.A.	$6,700,000.00
KeyBank National Association	$4,000,000.00
The Huntington National Bank	$1,300,000.00
BMO Harris Bank N.A.	$1,000,000.00
Total	$30,000,000.00